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Exhibit 10.3

SETTLEMENT AGREEMENT

Terminating Court Proceedings between the Parties

Between the undersigned

Douce Bis, previously denominated KA, a share corporation entered in the Paris Commercial and Companies Registry under the number 309 121 572, with its registered office at 25 rue Claude Tillier, 75012 Paris hereinafter designated "KA"

Represented by Ms Thérèse Rieul, its Chairman and Chief Executive Officer

Party of the First Part

and

Raining Data UK, Limited, an English limited liability company previously denominated Omnis Software Limited, registered at the Registered Office of Companies under the number 14774483, with its registered office at Mitford House, Benhall, Saxmundham, Suffolk, IP 1JS (United Kingdom)

hereinafter designated "Omnis"

represented by Mr. Carlton H. Baab

having all necessary powers of representation

Party of the Second Part

Whereas:

        1.    Since May 1983 KA was the exclusive distributor in France of the information technology products trademarked "Omnis" and of related services, activity exercised since 1987 by its "Aware" establishment, a first exclusive distributorship agreement having been concluded between KA and Omnis effective May 1 1983, followed by a second contract effective on November 28 1995 (hereinafter designated "the Contract")

        These commercial relations continued without interruption between May 1 1983 until they were terminated by Omnis by letter of October 3, 2000 and effective December 14, 2000.

        This termination was made by reason of the merger by absorption by the Omnis group of the Pick Systems group including its sales network, leading to the takeover by the Omnis group resulting from the merger of the direct distribution of its products in Europe and in particular in France.

        During this entire 18-year period, KA created the clientele attached to "Omnis" products in France, where it did not previously exist, and developed it to an important level.

        The second contract concluded between KA ("Aware") and Omnis ("the Contract") included an article 9.5 according to the terms of which Omnis undertook, in case it would terminate the Contract and take over the direct distribution of its products in France, to pay to KA a compensation equal to the amount of its sales during the last 12 months of the Contract.

        The amount of this indemnity is established at 850.995,42 €.

        All the informal efforts by KA to obtain performance by Omnis of this obligation were unsuccessful.

          II  It is for this reason that, by summons and complaint dated June 15, 2001, KA brought Omnis before the Paris Commercial Court, claiming that Omnis be ordered to pay to KA:

  •
  the said amount of € 850,995.42 in performance of Article 9.5 of the Contract

  •
  the sum of € 135,011 as damages for the loss of gross margin by reason of the interference of the new Omnis sales force during the last three months of the Contract;

  •
  the sum of € 152,449,02 as damages for the moral prejudice added by the particularly brutal and abusive conditions of the termination of its contract

  •
  all with interest at the legal rate from and after the date of the complaint and with provisional execution

  •
  the sum of € 22,867.35 pursuant to article 700 of the New Civil Procedure Code and the condemnation of Omnis to pay all court costs..

        By its answer brief filed with the Court on December 4, 2001, Omnis contested all of these claims and requested an indemnity of € 30,489.80 pursuant to Article 700 of the New Civil Procedure Code as well as the condemnation of KA to pay all court costs.

        By a brief filed with the Court on March 28, 2002, KA replied to this answer and maintained all of its initial claims.

        The case is presently scheduled to be heard by the Court at a procedure hearing on May 16, 2002.

        III  Further details of the facts upon which the dispute between the parties is based, nor of the respective claims of the parties within the framework of the litigation pending between them before the Paris Commercial Court are not given here, the parties declaring that they are perfectly familiar therewith and agreeing, as may be required, to refer to their briefs filed with the Court.

        In this situation, the parties have entered into negotiation and have been able to agree to definitively terminate all disputes between them according to the terms set forth in the following agreement.

AGREEMENTS

Article 1

        As a settlement, the parties fix the global, lump-sum and definitive amount of € 457,347 (four hundred fifty seven thousand three hundred forty seven euros) as the total amount due by Omnis to KA arising out of their past relations and from the litigation presently pending between them.

        Each party waives irrevocably as against the other any additional claim arising from all of their agreements, disputes, procedures and prior relations, whether as principal, damages, interest, costs or other accessories of any nature, the settlement indemnity being intended to satisfy all accounts between the parties.

        More generally, the said amount of € 457,347 is intended to settle in a definitive manner and as a settlement all the legal or factual consequences resulting directly or indirectly from the past relations between the parties.

        In payment of the amount of the agreed settlement indemnity, Omnis effects this day, at its sole expense, a "SWIFT" transfer of the said amount of € 457,347 to the credit of the bank account number 002816 TO 540 opened in the name of Douce Bis at the Banque Hervet, Hervet Paris Champs Elysées branch.

Article 2

        In consideration of the payment of the above settlement indemnity, each party purely and simply desists from the proceeding presently pending before the Paris Commercial Court and waives irrevocably the right to commence any action whatsoever, the one against the other, having as its subject, directly or indirectly, their past relations.

Article 3

        The above agreements, freely negotiated and agreed between the parties following reciprocal concessions, constitutes a settlement within the meaning of Articles 2044 and following of the Civil Code, with the effects provided by Article 23052 of the same code, according to the terms of which settlements have between the parties the authority of res judicata not subject to appeal and cannot be challenged for error as to the law or disproportion of amount.

Article 4

        Each party shall retain for its own account all costs and fees which it has engaged.

        This protocol is subject to French law. All disputes relating to its interpretation or performance shall be within the jurisdiction of the Paris Commercial Court.

Done in Paris
On
in two original counterparts

For Douce BIS	For Raining Data UK Limited
Ms Thérèse Rieul	Mr Carlton H. Baab
/s/ THERESE RIEUL	/s/ CARLTON H. BAAB

precede the signature with the handwritten legend: "Lu et approuvé, bon pour transaction et désistement pur et simple d'instance et de d'action"

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  Exhibit 10.3